AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 2000

                                                       REGISTRATION NO.333-92685


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                        --------------------------------

                                 AMENDMENT NO.1
                                       TO
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-3
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        --------------------------------

                             OBJECTSOFT CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


            DELAWARE                                  22-3091075
  (State or Other Jurisdiction                     (I.R.S. Employer
      of Incorporation                            Identification No.)
      or Organization)

                                          DAVID E. Y. SARNA, CHAIRMAN
                                             OBJECTSOFT CORPORATION
        CONTINENTAL PLAZA III                 CONTINENTAL PLAZA III
        433 HACKENSACK AVENUE                 433 HACKENSACK AVENUE
    HACKENSACK, NEW JERSEY 07601           HACKENSACK, NEW JERSEY 07601
           (201) 343-9100                        (201) 343-9100
     (Address, Including Zip Code,       (Name, Address, Including Zip Code,
        and Telephone Number                   and Telephone Number,
Including Area Code, of Registrant's  Including Area Code, of Agent For Service)
  Principal Executive Offices)

                          ----------------------------
                                    Copy to:

                              MELVIN WEINBERG, ESQ.
                       PARKER CHAPIN FLATTAU & KLIMPL, LLP
                           1211 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 704-6000
                          -----------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective, as determined by market conditions.

|_| If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

|X| If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

|_| If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                              ---------------------

|_| If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                              ---------------------

|_| If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.



                                          CALCULATION OF REGISTRATION FEE
--------------------------------- --------------------- ---------------------- ------------------------ ----------------------
                                                              Proposed                Proposed
Title of each class of                 Amount to               Maximum                 maximum                Amount of
securities                           be registered         Aggregate price            Aggregate             registration
to be registered                                              Per share            offering price                fee
--------------------------------- --------------------- ---------------------- ------------------------ ----------------------
common stock, $.0001 par value
per share                             1,077,600(2)          $1.265625(1)            $1,363,837.50            $360.06 (3)
--------------------------------- --------------------- ---------------------- ------------------------ ----------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g); based on the average of the bid ($1.125) and asked price ($1.40625) on the Nasdaq SmallCap Market (NASDAQ) on December 8, 1999.

(2) Represents shares of our common stock issued upon conversion of our 6% series F convertible preferred stock and upon exercise of warrants issued in connection therewith. See "Description of Securities."

(3)      Previously paid.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                           ---------------------------


                  PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION,
                             DATED JANUARY 28, 2000

                             OBJECTSOFT CORPORATION

                        1,077,600 SHARES OF COMMON STOCK


o The stockholders of ObjectSoft Corporation listed on page 15 of this prospectus are offering for sale up to 1,077,600 shares our common stock under this prospectus, issued upon conversion of our series F preferred stock and issuable upon exercise of warrants issued in connection with the series F preferred stock.

o The selling stockholders may offer their shares through public or private transactions, at prevailing market prices, or at privately negotiated prices.



          ----------------------------------------------

          NASDAQ SmallCap symbols:
          common stock "OSFT"
          Redeemable Class A Warrants "OSFTW"
          ----------------------------------------------


o On January 21, 2000 the closing sale price of our common stock on the Nasdaq SmallCap Market was $3.125 and the closing sale price of our Redeemable Class A Warrants was $0.34375 .

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------





               THE DATE OF THIS PROSPECTUS IS __________ __, 2000

                                TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----

RISK FACTORS..........................................................4
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS.....................11
WHERE YOU CAN FIND MORE INFORMATION ABOUT US.........................12
USE OF PROCEEDS......................................................12
DIVIDEND POLICY......................................................12
DILUTION.............................................................13
SELLING STOCKHOLDERS.................................................14
DESCRIPTION OF PRIVATE PLACEMENT TRANSACTION.........................17
DESCRIPTION OF SECURITIES............................................17
PLAN OF DISTRIBUTION.................................................20
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.......................24
LEGAL MATTERS........................................................24
EXPERTS..............................................................24

                                  RISK FACTORS

         BEFORE YOU BUY SHARES OF OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH SUCH PURCHASE, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CONSIDER CAREFULLY THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS, AND THE DOCUMENTS WE HAVE INCORPORATED BY REFERENCE IN THE SECTION "WHERE YOU CAN FIND MORE INFORMATION ABOUT US" BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK.

         UNLESS OTHERWISE INDICATED, ALL SUBSEQUENT REFERENCES IN THIS PROSPECTUS TO OUR COMMON STOCK GIVES EFFECT TO THE ONE-FOR-SIX REVERSE STOCK SPLIT EFFECTED ON OCTOBER 13, 1999.

WE HAVE OUTSTANDING CONVERTIBLE SECURITIES THAT MAY CAUSE SUBSTANTIAL DILUTION TO HOLDERS OF OUR COMMON STOCK

         The conversion terms of our outstanding series E and series G preferred stock may cause substantial dilution in the book value per share of our common stock. Because of the conversion features in the series E and series G preferred stock, the preferred stockholders will receive a greater number of shares of common stock if our common stock price decreases.

         We have also issued certain options and warrants, including warrants owned by the selling stockholders, which entitle their holders to acquire our common stock at prices which may represent discounts from its future market prices. Such discounts could result in substantial dilution to existing holders of our common stock.

         If the selling stockholders convert their preferred stock or exercise their warrants and then sell our common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to convert remaining preferred stock into greater amounts of common stock, the sales of which would further depress the stock price.

         The significant downward pressure on the price of the common stock could encourage short sales and consequently place further downward pressure on the price of common stock. (See "Dilution".)

WE HAVE A HISTORY AND EXPECTATION OF FUTURE LOSSES AND AN ACCUMULATED DEFICIT AND IF WE DO NOT ACHIEVE PROFITABILITY WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS IN THE FUTURE

         Although we have generated revenues from operations, we have experienced substantial operating losses. We have incurred, and will continue to incur, significant costs developing our interactive public access terminals and Internet operations. We anticipate incurring additional losses until we can successfully market and distribute our products and develop new technologies and commercially viable future products. If we are unable to do so, we will continue to have losses and might not be able to continue our operations.


         We have incurred the following losses since 1996:

         Fiscal year ended:

         o        December 31, 1996 ............... $1,240,695

         o        December 31, 1997 ............... $2,519,872

         o        December 31, 1998 ............... $2,514,670

         Nine months ended:

         o        September 30, 1999............... $2,658,740


         As of September 30, 1999, we accumulated losses of $9,811,381.

WE COULD BE REQUIRED TO CUT BACK OR STOP OPERATIONS IF WE ARE UNABLE TO RAISE OR OBTAIN NEEDED FUNDING

         Our current policy is generally to own and operate our public access terminals, which may require substantial capital investment. We intend to enter into one or more lease financing arrangements for these terminals.

         We may need to raise additional funds through public or private debt or sale of debt or equity in order to respond to unanticipated competitive pressures or take advantage of unanticipated opportunities, including acquisitions of complementary businesses or technologies and the development of new products, and to finance the purchase of kiosks. In addition, if we experience rapid growth, we may require additional funds to expand our operations or enlarge our organization.

         Our ability to continue operations will depend on our positive cash flow from future operations and on our ability to raise additional funds through equity or debt financing. We do not know if we will be able to raise additional funding or if additional funding will be available on favorable terms. Also, if we were to issue any additional equity securities or debt securities which are convertible into equity, such issuance could substantially dilute the interests of our security holders existing at the time of such issuance. We could be required to cut back or stop operations if we are unable to raise or obtain needed funding.


IF WE CANNOT MEET THE NASDAQ SMALLCAP MARKET MAINTENANCE REQUIREMENTS, NASDAQ MAY DELIST THE COMMON STOCK WHICH COULD NEGATIVELY AFFECT THE PRICE OF THE COMMON STOCK AND YOUR ABILITY TO SELL THE COMMON STOCK

         In the future, we may not be able to meet the listing maintenance requirements of the Nasdaq SmallCap Market and Nasdaq rules, which require, among other things, minimum net tangible assets of $2 million, a minimum bid price for our common stock of $1.00, and stockholder approval prior to the issuance of securities in connection with a transaction involving the sale or issuance of common stock equal to 20 percent or more of a company's outstanding common stock before the issuance for less than the greater of book or market value of the stock.

         Although we currently comply with Nasdaq's listing maintenance requirements, it is possible we may not meet the requirements in the future as in the past we have not always been in compliance. For example, the dilution resulting from the issuance of the convertible preferred stock discussed above and subsequent conversion and sale of common stock could have a substantial depressive effect on the common stock bid price causing it to decrease below $1.00. If we were no longer in compliance with Nasdaq rules and were unable to receive a waiver or achieve compliance, and if our common stock were to be delisted from the SmallCap market, an investor in our company may find it more difficult to sell our common stock. This lack of liquidity also may make it more difficult for us to raise capital in the future.

IF NASDAQ DELISTS OUR COMMON STOCK YOU WOULD NEED TO COMPLY WITH THE PENNY STOCK REGULATIONS WHICH COULD MAKE IT MORE DIFFICULT TO SELL YOUR COMMON STOCK

         In the event that our securities are not listed on the Nasdaq SmallCap Market, trading of the common stock would be conducted in the "pink sheets" or through the NASD's Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         Although the Securities and Exchange Commission adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share, our common stock, albeit currently less than $5,00 per share, does not constitute penny stock because our common stock is quoted on Nasdaq and our net tangible assets currently exceed $2.0 million. If in the future our common stock falls within the definition of penny stock, these regulations would require the delivery, prior to any transaction involving our common stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. Furthermore, the ability of broker/dealers to sell the common stock and the ability of purchasers in this offering to sell their securities in the secondary market would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. These or other regulations in the future could negatively affect the market for these securities.

WE DON'T KNOW IF OUR NEW PRODUCT "FASTAKE(R)" WILL BE PROFITABLE

         In October 1998 we first demonstrated a new product based on our SmartStreet(TM) technology called FastTake(R), which is designed for the video industry. Deliveries of this product (in many cases on a trial basis) began in March 1999.

         Revenue from FastTake(R) depend on placement of kiosks, usage and especially advertiser support. We cannoT assure you that customers will continue to use the Fastake(R) kiosks as additional kiosks are added. Although we have entered in advertising arrangements, we cannot assure you that sponsorship by advertisers will continue at present levels to attain the level needed to cover our costs and to be profitable.

SINCE WE DEPEND ON CERTAIN LICENSES, AND INSTALLATION AND MAINTENANCE SERVICES, OUR PRODUCT MAY BE AFFECTED IF THE SERVICES ARE CANCELED

         FastTake(R) uses databases compiled by and licensed from Video Pipeline, Inc. and film trailers licensed from Screenplay, Inc. If these licenses were canceled for any reason, it may be difficult or expensive to license similar data bases from other providers. We also rely on installation and maintenance services for our FastTake(R) public access terminals which we receive from International Business Machines (IBM). These contracts could be canceled on short notice. If such contracts were canceled by IBM, this could have a negative affect on our sales as well as on the quality of service which we could provide to our customers.

"BUGS" IN OUR HARDWARE AND SOFTWARE AND THAT OF THIRD PARTIES, "VIRUSES", AND OTHER DISRUPTIONS COULD BE COSTLY AND RETARD OUR COMPETITIVE EDGE

         The hardware and software that we use us in our public access terminals commonly experience errors, or "bugs," both during development and subsequent to commercial introduction. We don't know if all the potential problems will be identified, and that any bugs that are located can be corrected on a timely basis. Any such errors could delay the commercial introduction or use of existing or new products and require modifications in systems that have already been installed. Remedying such errors could be costly and time consuming. Furthermore, bugs involving the proprietary software of third parties could require the redesign of our proprietary software. Delays in debugging or modifying our products could affect our competitive edge with respect to existing and new technologies and products offered by our competitors.

         Despite the security measures, the core of the infrastructure of our network is vulnerable to computer virus attacks and other disruptive problems. In the past, we and our Internet access providers have experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, employees or others. Eliminating computer viruses may require interruptions, delays or cessation of service to our customers which could have a material negative effect on our financial condition and results of operations.

WE COULD BE LIABLE FOR THE UNAUTHORIZED USE OF OUR INFORMATION AND INJURIES TO KIOSK USERS AND COULD LOSE BUSINESS WHILE TRYING TO REMEDY THE PROBLEMS

          Unauthorized use could jeopardize the security of confidential information stored in our computer systems and in the computer systems of our customers, which may result in us being liable to our customers and also may deter potential users. Although we intend to continue to implement industry-standard security measures, such measures have been circumvented in the past, and we cannot assure you that measures we implement will not be circumvented in the future. Alleviating other security problems may require interruptions, delays or cessation of service to our customers which could have a material negative effect on our financial condition and results of operations. Although we believe it is unlikely, users of our kiosks may seek to hold us liable for injuries allegedly incurred in connection with using them.

IF OUR EXISTING TECHNICAL AND OPERATIONAL SYSTEMS FAIL, WE COULD EXPERIENCE INTERRUPTIONS OR DELAYS IN OUR SERVICE OR DATA LOSS WHICH COULD AFFECT OUR BUSINESS

         Our systems and operations are vulnerable to damage or interruption from telecommunications failure, power loss, break-ins, vandalism, fire, flood, earthquakes and similar events. Despite the precautions we take, the occurrence of a natural disaster or other unanticipated problems at our network operations center or public access terminals could cause interruptions in the services we provide. In addition, there could be interruptions in the services we provide if our telecommunications providers fail to provide the data communications capacity we require as a result of a natural disaster, operational disruption or for any other reason. Any damage or failure that causes interruptions in our operations could have a material negative effect on our business, financial condition and results of operations. Our public access terminals are designed to operate with reduced functionality even without connection to telecommunication lines. However, a substantial failure could negatively affect our business.

         While we maintain insurance covering, among other things, losses resulting from business interruptions caused by system failures, damages to public access terminals or claims by users of the public access terminals, with an annual limit of $2,000,000, and a $5,000,000 umbrella policy, we cannot assure you that such insurance will provide sufficient coverage or that if there are multiple claims, such insurance will not be terminated or will be available for terms affordable to us

THE MARKETS ARE CONTINUOUSLY AND RAPIDLY CHANGING AND IF WE DON'T KEEP UP, IT WOULD AFFECT OUR BUSINESS

         The markets we serve experience rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, more advanced products produced by our competitors could erode our position in our markets. It is difficult to estimate the life cycles of our products and services. Our future success will depend, in part, upon our ability to enhance existing products and services and to develop new products and services on a timely basis. Also, our products and services must keep pace with technological developments, conform to evolving industry standards, particularly client/server and Internet communication and security protocols and publishing formats. We also must address increasingly sophisticated customer needs. We might experience difficulties that could delay or prevent the successful development, introduction and marketing of new products and services. If this happens, it would materially and negatively affect our financial condition and results of operations.

WE HAVE MANY COMPETITORS WHICH HAVE SIGNIFICANTLY GREATER FINANCIAL, TECHNICAL SALES AND MARKETING RESOURCES THAN WE DO

         We experience significant competition from different sources for our different services. For example, our Internet public access terminal business competes with numerous companies, including IBM, North Communications, Golden Screens and ATCOM/INFO. Our FastTake(R) business competes with a number of companies, principally Muze, Inc., Entertainment Decisions, Inc. (Clair-V) and Advanced Communication Design Inc., which have been in the video field for far longer than us. Many of such competitors have resources far greater than ours.

         Although we believe that FastTake(R) is a competitive product, we cannot assure you that these or other companies with far greater resources than ours might enter the field and negatively affect our FastTake(R) businesS prospects in this market.

WE MAY HAVE DIFFICULTY COMPLYING WITH GOVERNMENT CONTRACT REQUIREMENTS AND GOVERNMENT REGULATION

         We initially marketed our SmartSign(TM) public access terminals to entities including municipalities, states and other government agencies, among others. Governmental agencies and authorities are subject to public contract requirements and regulations which vary from one jurisdiction to another. Some of the issues which these requirements and regulations relate to are listed below:

o        bidding procedures;
o        audits;
o        guarantees;
o        insurance coverage;
o        non-discrimination in hiring practices;
o        access to the disabled;
o        record-keeping.

         In San Francisco, we were requested to make the SmartSign(TM) public access terminals accessible to blind persons. Other jurisdictions may impose similar requirements. We are currently attempting to develop a program to make our SmartSign(TM) public access terminals accessible to blind persons, with the aid and cooperation of variouS organizations for the blind, and until we succeed in making our terminals accessible to blind persons, we have been required to remove our terminals in San Fransisco.

         Some public contract requirements may be onerous or even impossible for us to satisfy, such as requirements for large guarantees, and we may not be able to make sales in these jurisdictions. In addition, public contracts frequently require a formal competitive bidding process, which is generally a long process.

WE RELY ON OUR RELATIONSHIP WITH MICROSOFT IN MARKETING OUR PRODUCT AND TERMINATION OF THIS RELATIONSHIP COULD RESULT IN REDUCED REVENUES

         We have established a strategic relationship with Microsoft that we believe is important to our sales, marketing and support activities as well as to our product development efforts, relating to our SmartSign(TM) publIc access terminals. Microsoft supports us in marketing our public assets and services and has agreed to exhibit our public access terminals in Microsoft displays at various trade shows. It has also issued public statements that included favorable references relating to our products. Additionally, Microsoft currently advertises on SmartSign(TM) public access terminals in New York City. If Microsoft terminates this relationship with us, we may lose many customers which could result in a loss of revenue.

WE DEPEND UPON MICROSOFT'S WINDOWS OPERATING SYSTEM AND ANY NEGATIVE EFFECT ON MICROSOFT'S OPERATING SYSTEM COULD AFFECT US

         We have invested in software built on certain of Microsoft's operating systems. Any factor negatively affecting the demand for, or use of, Microsoft's windows operating system could have an impact on the demand for our products or services which in turn would have a material negative effect on our business, results of operations and financial condition. Additionally, any changes to the windows operating system that require us to make changes to our products would negatively affect us if we were unable to develop or implement such changes in a timely fashion.

SINCE WE DEPEND UPON COMMON CARRIERS AND INTERNET ACCESS PROVIDERS, OUR PROFITABILITY MAY BE AFFECTED IF THEY FAIL TO PROVIDE THE REQUIRED SERVICE

         We depend on various regulated common carriers and unregulated Internet access providers, such as AT&T, Bell Atlantic, Global Crossing and PSI. Our service or profitability could be materially and negatively affected if such carriers or providers cannot timely respond to our requirements for service, fail to provide reliable service or increase their rates substantially.

SALES OF OUR INTERNET PRODUCT DEPEND ON THE SUCCESS OF THE INTERNET

         Sales of our Internet-related products and services will depend in large part upon the growth of the Internet industry. We depend on a robust Internet industry and infrastructure for providing commercial Internet access and carrying Internet traffic, and we depend on increased commercial use of the Internet.

THE TERMINATION OF OUR RELATIONSHIP WITH A CUSTOMER THAT ACCOUNTS FOR A SIGNIFICANT PORTION OF OUR REVENUES COULD AFFECT OUR BUSINESS

         During 1999, one customer accounted for approximately 75% of our revenues. During 1998, one customer accounted for approximately 73% of our revenues. During 1997, one customer accounted for approximately 84% of our revenues. The services provided to such customers were consulting and related services and, more recently, services related to the development of Intranet and public access terminal technology. Since we have derived only limited revenue from FastTake(R), which we began shipping in March 1999, if our relationship with a customeR that accounts for a significant portion of revenues terminates, it could affect our business.

OUR FUTURE SUCCESS PARTIALLY DEPENDS ON OUR SUBCONTRACTORS AND OUR ABILITY TO RETAIN THEM

         We are responsible for the design of our public access terminals. Subcontractors are responsible for the engineering and manufacturing of their hardware and graphical components. Only a limited number of public access terminals have been built, so it is difficult for us to predict if our current subcontractors will be able to engineer and produce such terminals on a satisfactory basis. While we believe that we could arrange to have public access terminals built by other subcontractors on comparable terms, we would experience costs and delays if we needed to do so. Our future success will depend in part on our ability to retain subcontractors and maintain good relationships with them, because we need to assure the timelines and quality of the manufacture of our public access terminals.

OUR QUARTERLY OPERATING RESULTS FLUCTUATE

         Our quarterly operating results have in the past and may in the future vary significantly. These variations depend upon factors such as the placement of kiosks, customer use of the kiosks, entering into advertising contracts, revenue produced from advertising, which depends in part on customer usage, and the timing of significant orders, which in the past have been, and may be in the future, delayed from time to time due to delays in the contracting process. Other factors which contribute to our varying operating results include:

o        the pricing and mix of services and products which we sell;
o        terminations of our service;
o        new products which we or our competitors introduce;

o market acceptance of new and enhanced versions of our products and services;

o changes in pricing or marketing policies by our competitors and our responses thereto;
o        our ability to obtain sufficient vendors;
o        our ability to obtain supplies of sole or limited source components;
o our ability to make changes in our network infrastructure costs, as a result of demand variation or otherwise;
o and the lengthening of our sales cycle due to expansion and the timing of the expansion of our network infrastructure.

Variations in the timing and amounts of revenues and costs could have a materially negative effect on our quarterly operating results.

OUR SUCCESS DEPENDS UPON KEY MEMBERS OF OUR MANAGEMENT AND OUR ABILITY TO ATTRACT AND RETAIN EMPLOYEES AND CONTRACT PROVIDERS

         Our business is greatly dependent on the efforts of our executive officers and key employees, and on our ability to attract key personnel. In particular, our future success is dependent upon the personal efforts of our founders, David E. Y. Sarna, our Chairman, Co-Chief Executive Officer, Secretary and Director and George J. Febish, our President, Co-Chief Executive Officer, Treasurer and Director.

         Also, success will depend in large part upon our ability to attract, develop, motivate and retain highly skilled technical employees. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel. The loss of some or all of our project managers and other senior personnel could have a materially adverse impact on us. Other than Messrs. Sarna and Febish, no other senior personnel have entered into employment agreements obligating them to remain employed by us for any specific term.

         We have in place key person life insurance policies, of which we are the beneficiary, on the lives of Messrs. Sarna and Febish in the amount of $1,000,000 each. However, the loss of the services of our executive officers or other key employees could delay our ability to fully implement our operating strategy, which could have a negative effect on our business, operating results and financial condition.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY ADEQUATELY, WE COULD LOSE OUR COMPETITIVE ADVANTAGE

         Our success and ability to compete is dependent on our proprietary technology. We regard our technology as proprietary and we rely primarily on U.S. patent, trademark, copyright, trade secret laws, third-party non-disclosure agreements and other methods to protect our proprietary rights.

         We presently have several patents or patent applications pending. There can be no assurance that such patent applications will be allowed or even if such applications are allowed that others will not develop technologies that are similar or superior to our technology. The steps taken by us to protect our other proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trade marks, and similar proprietary rights. Additionally, effective trademark, patent, copyright and trade secret protection may not be available in every country in which our products and media will be distributed or made available through the Internet.

         Litigation may be necessary in the future to enforce our proprietary rights, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could have a material negative effect on our business, operating results or financial condition.

         Certain technology used in our products or services is licensed or leased from third parties, generally on a nonexclusive basis. While the licenses involved are primarily "shrink wrap licenses" -- that is, licenses available to anyone who purchases publicly available software programs, -- in the event any of these licenses or leases is terminated or in the event the underlying programs are discontinued, our operations may be materially negatively affected. Replacement of certain technologies which we license or lease could be costly and could result in product delays which would materially and negatively affect our operating results.

WE FACE POTENTIAL RISK OF LIABILITY DUE TO FUTURE REGULATION OF THE INTERNET ACCESS INDUSTRY

         We are currently not subject to direct regulation by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally and businesses doing business with governmental agencies (see "Risk Factors -- We may have difficulties complying with government contract requirements and government regulation").

         Changes in the regulatory environment relating to the Internet access industry could have a negative effect on our business. Due to the increase in Internet use and publicity, it is possible that laws and regulations may be adopted with respect to the Internet, including with respect to privacy, pricing and characteristics of products or services. We cannot predict the impact, if any, that future laws and regulations or legal or regulatory changes may have on our business.

         The law relating to the liability of on-line services companies and Internet access providers for information carried on or disseminated through their systems is currently unsettled. Parties have instituted several private lawsuits seeking to impose such liability upon on-line services companies and Internet access providers. In addition, there is proposed legislation which would impose liability for or prohibit the transmission on the Internet of certain types of information and content. We may be exposed to such potential liability in the event we were to make services such as the one offered through our public access terminals available over the Internet. Although we carry insurance, it may not be adequate to compensate us in the event we become liable for information carried on or disseminated through our systems.

WE DO NOT EXPECT TO PAY DIVIDENDS AND INVESTORS SHOULD NOT BUY OUR COMMON STOCK EXPECTING TO RECEIVE DIVIDENDS

         Other than distributions made prior to 1993, when we were a closely-held "S corporation," we have not paid any dividends on our common stock in the past, and do not anticipate that we will declare or pay any dividends in the foreseeable future. Consequently, you will only realize an economic gain on your investment in our common stock if the price appreciates. You should not purchase our common stock with the expectation of receiving cash dividends.

SYSTEM FAILURES MAY RESULT BECAUSE OF THE YEAR 2000 ISSUE WHICH COULD DISRUPT OUR BUSINESS

         Many currently installed computer systems and software products accept only two digit codes to define a specific year. Computer equipment and software with embedded technology which are time-sensitive may recognize the two digit date code "00" as the year 1900 rather than the year 2000, resulting in system failure or miscalculations. This problem is generally referred to as the "Year 2000 issue". We use software and related technologies that could be affected by the "Year 2000 issue." We believe that all of our major programs and hardware are Year 2000 compliant. However, we cannot assure you that other companies' computer systems and applications on which our operations rely will be timely converted, or that any such failure to convert by another company would not have effect our systems and operations. Furthermore, there can be no assurance that the software that we use which has been designed to be Year 2000 compliant, contains all necessary date code changes. As of January 23, 2000, our business has not been disrupted by the "Year 2000 issue."

ANTI-TAKEOVER MEASURES IN OUR CERTIFICATE OF INCORPORATION COULD ADVERSELY AFFECT THE VOTING POWER OF THE HOLDERS OF THE COMMON STOCK.

         Our certificate of incorporation authorizes anti-takeover measures like the authority to issue "blank check" preferred stock and the staggered terms of the members of our board of directors. Those measures could have the effect of delaying, deterring or preventing a change in control without any action by the stockholders. In addition, issuance of preferred stock, without stockholder approval, on those terms as the board of directors may determine, could adversely affect the voting power of the holders of the common stock, including the loss of voting control to others. See "Description of Securities."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus and in the documents we have incorporated by reference may contain forward-looking statements. Such statements can be generally identified by the use of forward-looking words such as "may," "will," "expect," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. These statements discuss future expectations, or state other "forward-looking" information. When considering such statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted in this prospectus could cause our actual results to differ materially from those contained in any forward-looking statements.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC's Website at "http://www.sec.gov."

         We have filed with the SEC a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of that registration statement, as well as the documents we have incorporated by reference which are discussed below. You can review and copy the registration statement, its exhibits and schedules, as well as the documents we have incorporated by reference, at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's web site.

         This prospectus may contain summaries of contracts or other documents. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1.       Annual Report on Form 10-KSB for the year ended December 31,
                  1998;
         2. Quarterly Reports on Forms 10-QSB for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;
         3. Proxy Statements for the 1999 Annual Meeting of Stockholders which occurred on June 3 1999 and for the Special Meeting of Stockholders which occurred on October 12, 1999;
         4. Current Reports on Form 8-K dated (date of earliest event reported) December 31, 1998 (as filed on January 15, 1999), March 17, 1999 (as filed on March 23, 1999) and December 30, 1999 (as filed on January 4, 2000); and
         5. The description of our Class A common stock contained in the Registration Statement on Form 8-A filed on October 16, 1996.

         You may request a copy of these filings, at no cost, by writing or telephoning us at Continental Plaza III, 433 Hackensack Avenue Hackensack, New Jersey 07601 (201) 343-9100. Attention: Dina Pecoraro.

                                 USE OF PROCEEDS

         The selling stockholders are selling all of the shares covered by this prospectus for their own account. Accordingly, we will not receive any of the proceeds from the resale of the Shares. We may receive proceeds from the exercise of the warrants. We will use such net proceeds for general corporate purposes. We have agreed to bear the expenses relating to the registration of the shares, other than brokerage commissions and expenses, if any, which will be paid by the Selling Stockholders.

                                 DIVIDEND POLICY

         We have never declared or paid cash dividends on our common stock. We currently anticipate that we will retain all available funds for use in the operation of our business. As such, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

                                    DILUTION

         As of January 20, 2000, we had issued and outstanding 4,257,290 shares of common stock. At that date, there were an additional 3,145,310 shares of common stock reserved for possible future issuances as follows:

         o options granted under our stock option plan to purchase 205,661 shares at exercise prices between $1.50 and $31.50 per share. We have registered the shares issuable upon exercise of the options under the Securities Act;

         o options and warrants to purchase 978,549 shares at prices between $2.92 and $48.00 per share. We have registered a total of 573,982 shares and will be registering an additional 368,333 shares issuable upon exercise of these options and warrants. The balance of 36,234 shares will be deemed to be "restricted securities" when issued, unless we register these shares. We are obligated to issue warrants to purchase another 62,500 shares on or before February 1, 2000;

         o 41,000 shares issuable upon conversion of 1,000 shares of series E preferred stock. These shares are being registered in a registration statement and upon effectiveness of that registration statement will be freely tradable without restriction (subject to prospectus delivery requirements); and

         o 805,600 shares issuable upon conversion of 21,200 shares of series G preferred stock. We are obligated to issue another 5,300 series G shares on or before February 1, 2000. We are obligated to register 1,964,000 shares of common stock issuable upon conversion of the series G preferred stock. Upon effectiveness of the series G registration statement, 1,964,000 shares will be freely tradable without restriction (subject to prospectus delivery requirements).

         The existence of the options and the warrants may adversely affect the terms on which we may obtain additional equity financing. Moreover, the holders are likely to exercise their rights to acquire common stock at a time when we would otherwise be able to obtain capital with more favorable terms than we could obtain through the exercise of such securities.

         The shares which will be deemed "restricted securities" may be sold under Rule 144. Rule 144 permits sales of "restricted securities" by any person, whether or not an affiliate of the issuer, after one year. At that time, sales can be made subject to the Rule's volume and other limitations and after two years by non-affiliates without adhering to Rule 144's volume or other limitations. In general, an "affiliate" is a person with the power to manage and direct our policies. The SEC has stated that, generally, executive officers and directors of an entity are deemed affiliates of the issuing entity.

Dilution effects of the conversion of outstanding preferred stock
-----------------------------------------------------------------

         Series E and series G preferred stock is convertible into common stock over time at the discretion of the holders. If the holders of this preferred stock were able to fully convert their shares into common stock on January 21, 2000 and elected to do so, approximately 846,600 additional shares of common stock would be issued.

         The following table describes the amount of shares of our common stock into which the outstanding series E and series G convertible preferred stock would have been convertible if the holders of these securities could have fully converted all of the series E and series G preferred stock on January 21, 2000 pursuant to the following market prices. This table also describes the percentages of our total outstanding common stock represented by the shares of common stock into which all of the outstanding series E and series G preferred stock would have been convertible on January 21, 2000. For purposes of this table, we assume that the average of the three lowest closing market prices for a share of our common stock during the immediately preceding 30 day trading period before conversion was the same as the price per share in each of the respective rows of column one of the table and we also assume that the registration statement had been declared effective by January 21, 2000.



---------------------------- ------------------ ----------------- -------------------------------- ------------------------------

   Percentage of market      Conversion price      Conversion       Number of shares of common           Percentage of our
  price per share of our            for            price for      stock issuable upon conversion     outstanding common stock
       common stock               series E          series G        of the outstanding series E    represented by the shares of
       ------------           ---------------       --------               and series G             common stock issuable upon
                                                                          preferred stock                conversion of the
                                                                          ---------------            outstanding series E and
                                                                                                     series G preferred stock
                                                                                                    following conversion of the
                                                                                                       series E and series G
                                                                                                        preferred stock and
                                                                                                     exercise of the warrants
                                                                                                     ------------------------
---------------------------- ------------------ ----------------- -------------------------------- ------------------------------
At $6.25 per share (200%
of market price at January          $6.25             $2.6875                1,023,000                        24.10%
21, 2000)
---------------------------- ------------------ ----------------- -------------------------------- ------------------------------

At $4.6875 per share (150%
of the market price at              $4.6875           $2.6875                1,029,000                        24.18%
January 21, 2000)
---------------------------- ------------------ ----------------- -------------------------------- ------------------------------

At $3.125 per share (100%
of the market price at              $3.125            $2.6875                1,039,000                        24.32%
Jan. 21, 2000)
---------------------------- ------------------ ----------------- -------------------------------- ------------------------------

At $1.5625 per share (50%
of the market price at              $1.5625           $1.5625                1,760,000                        32.92%
Jan. 21, 2000)
---------------------------- ------------------ ----------------- -------------------------------- ------------------------------




                              SELLING STOCKHOLDERS


         This prospectus covers the resale by the selling stockholders of:

         o 1,077,600 shares of our common stock issued upon the conversion of the outstanding series F preferred shares issued to the selling stockholders during a private placement conducted in August 1999; and

         o 39,666 shares of our common stock to be issued upon the exercise of warrants issued to the selling stockholders during the August 1999 private placement.

         Giving effect to the one-for-six reverse stock split, we previously registered an aggregate of 259,999 shares of our common stock issuable in connection with the August 1999 financing on a registration statement on Form S-3, and on a related registration statement. The selling stockholders have sold virtually the full number of shares of common stock covered by such registration statements, and that is why we are filing this registration statement.

         The following table lists certain information regarding the selling stockholders' ownership of shares of our common stock as of January 21, 2000, and as adjusted to reflect the sale of the shares. Information concerning the selling stockholders, their pledgees, donees and other non-sale transferees who may become selling stockholders, may change from time to time. When the selling stockholders advise us of changes, we will report those changes in a prospectus supplement as the SEC requires.

         The information in the table concerning the selling stockholders who may offer shares hereunder from time to time is based on information provided to us by such stockholders, except for the assumed exercise of the warrants by their holders, which are based solely on the assumptions referenced in footnotes
(1) and (2) to the table.

                                                                                               Shares of common stock
                                                      Shares of             Shares of             owned after
                                                    common stock           common stock            offering (2)
              Name of selling                    stock owned prior to         to be
               stockholder                             offering               sold (1)       Number            Percent
               -----------                             --------               --------       ------            -------
Amro International, S.A. (3)                       160,720 (11)           160,720 (11)            0               0

Austost Anstalt Schaan (4)                         158,969 (12)             71,280 (13)         87,689            2.05%

Balmore Funds S.A.(5)                              161,969 (14)             71,280 (15)         90,689            2.13%

Cedar Trees Investments Ltd. (6)                   356,924 (16)(24)       236,924 (17)         120,000            2.74%

Hudson Venture Associates LLC (7)                  481,577 (18)(24)       241,577 (19)         240,000            5.34%

Talbiya Investment Ltd. (8)                         49,200 (20)             49,200 (20)           0               0

Triton Private Equities Fund, L.P. (9)             240,794 (21)(24)       120,794 (22)         120,000            2.74%

Yeoman Ventures Limited (10)                       125,825 (23)           125,825 (23)            0               0
                                                ====================     ================    ==========      =========
                                                 1,735,978              1,077,600              658,378           15%

Total
----------------------------

(1) Assumes that each selling stockholder will exercise all of its warrants to purchase common stock.

(2) Assumes that all of the shares of common stock offered in the prospectus are sold and no other shares of common stock are sold during the offering period.

(3) H.U. Bachofen is a director of Amro International, S.A. and has investment control of Amro.

(4) Thomas Hackl is a representative of Austost Anstalt Schaan and has investment control of Austost.

(5) Francois Morax is a director of Balmore Funds S.A. and has investment control of Balmore.

(6) C.B. Williams is a director of Cedar Trees Investments Ltd. and has investment control of Cedar Trees.

(7) Jay N. Goldberg and Lawrence A. Howard are members of Hudson Venture Associates LLC and have investment control of Hudson.

(8) John Clarke is a director of Talbiya Investments Ltd. and has investment control of Talbiya.

(9) John C. Tausche is the managing member of Triton Capital Management, LLC which is a partner of Triton Private Equities Fund, L.P., and Mr. Trausche has investment control of Triton Private Equities Fund, L.P.

(10) Giora Lavie is the attorney-in-fact of Yeoman Ventures Limited and has investment control of Yeoman.

(11) Includes 155,720 shares of common stock issued upon conversion of the series F preferred stock and 5,000 shares of common stock issuable upon the exercise of warrants.

(12) Includes 44,319 shares of common stock issued upon conversion of the series E preferred stock and 66,280 shares of common stock issued upon conversion of the series F preferred stock and 5,520 shares of common stock issuable upon the exercise of warrants.

(13) Includes 66,280 shares of common stock issued upon conversion of the series F preferred stock and 5,000 shares of common stock issuable upon the exercise of warrants.

(14) Includes 44,319 shares of common stock and issuable upon conversion of the series E preferred stock and 66,280 shares of common stock issued upon conversion of the series F preferred stock and 5,520 shares of common stock issuable upon the exercise of warrants.

(15) Includes 66,280 shares of common stock issued upon conversion of the series F preferred stock and 5,000 shares of common stock issuable upon the exercise of warrants.

(16) Includes 231,091 shares of common stock issued upon conversion of the series F preferred stock and 95,000 shares of common stock issuable upon conversion of the series G preferred stock and 30,833 shares of common stock issuable upon the exercise of warrants.

(17) Includes 231,091 shares of common stock issued upon conversion of the series F preferred stock and 5,833 shares of common stock issuable upon the exercise of warrants.

(18) Includes 233,244 shares of common stock issued upon conversion of the series F preferred stock and 190,000 shares of common stock issued upon conversion of the series G preferred stock and 58,333 shares of common stock issuable upon the exercise of warrants.

(19) Includes 233,244 shares of common stock issued upon conversion of the series F preferred stock and 8,333 shares of common stock issuable upon the exercise of warrants.

(20) Includes 47,534 shares of common stock issued upon conversion of the series F preferred stock and 1,666 shares of common stock issuable upon the exercise of warrants.

(21) Includes 116,628 shares of common stock issued upon conversion of the Series F preferred stock and 95,000 shares of common stock issued upon conversion of the Series G preferred stock and 29,166 shares of common stock issuable upon the exercise of warrants.

(22) Includes 116,628 shares of common stock issued upon conversion of the Series F preferred stock and 4,166 shares of common stock issuable upon the exercise of warrants.

(23) Includes 121,659 shares of common stock issued upon conversion of the Series F preferred stock and 4,166 shares of common stock issuable upon the exercise of warrants.

(24) The series G shares may only be converted into common stock on the earlier of the effective date of a registration statement covering the resale of such common stock (to be filed with the SEC), or March 29,

          2000, and then the series G shares may only be converted in an amount of up to one-third of the preferred shares each 30 day period.

         The following selling stockholders purchased shares of series G preferred stock and warrants in December 1999: Cedar Trees Investments Ltd., Hudson Venture Associates LLC and Triton Private Equities Fund, L.P. The following selling stockholders purchased series E preferred stock and warrants in March 1999: Austost Anstalt Schaan and Balmore Funds S.A. Except as noted, the selling stockholders have not had any material relationship with us within the past three years.


                  DESCRIPTION OF PRIVATE PLACEMENT TRANSACTION

THE SERIES F PRIVATE PLACEMENT TRANSACTION

         The holders of the series F preferred stock, the selling stockholders, acquired their shares in a private placement transaction entered into on August 13, 1999. The series F preferred stockholders have the material rights and obligations discussed below. We have previously filed the agreements relating to these rights and obligations with the SEC. We urge you to read them in their entirety.

STOCK SUBSCRIPTION AGREEMENT
----------------------------

         Under the terms of the stock subscription agreement, dated as of August 13, 1999 among us and the investors referred to therein, we agreed to sell up to 23,500 shares of our series F preferred stock and warrants to purchase up to 39,666 shares of our common stock for an aggregate purchase price of $2,350,000. The warrants have a term of five years and are exercisable at $12.42. All of the warrants have adjustment provisions for standard dilution events including stock splits, stock dividends and similar transactions.

REGISTRATION RIGHTS AGREEMENT
-----------------------------

         In connection with our sale of series F preferred stock, we agreed to file an initial registration statement covering the resale of 916,666 shares of our common stock issuable upon conversion of the series F preferred stock and exercise of the warrants.

PLACEMENT AGENT FEES
--------------------

         In connection with the sale of the series F preferred stock, we paid $141,000 in cash as placement agent's fees to Warwick Corporation, Ltd. Warwick has advised the company that it is an institutional investor and its principal business is investing in public and private securities issued by companies organized in the United States, Canada, Latin America and Europe. In certain instances, Warwick has introduced other non-United States institutional investors to companies in connection with potential equity investments in such companies.


                            DESCRIPTION OF SECURITIES

GENERAL

         We are authorized to issue up to 50,000,000 shares of common stock, par value $.0001 per share and up to 5,000,000 shares of preferred stock, par value $.0001 per share. We effected a one-for-six reverse stock split of our outstanding common stock effective as of October 13, 1999. Unless otherwise indicated, all subsequent references to our shares of common stock gives effect to the stock split. As of January 21, 2000 we had 4,257,290 shares of our common stock issued and outstanding.

COMMON STOCK

         Voting

         The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

         Dividends

         Subject to the senior rights of our preferred stock, holders of common stock are entitled to receive ratably those dividends as may be declared by our board of directors out of funds legally available for that purpose.

         Rights on liquidation

         In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in the assets remaining after payment of liabilities and payment to the holders of our preferred stock.

         Pre-emptive or redemption rights

         Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and nonassessable.

PREFERRED STOCK

         Our preferred stock may be issued from time to time by our board of directors without the approval of our stockholders. Our board is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the dividend rights, the redemption provisions, conversion provisions, liquidation preferences and other rights and preferences not in conflict with our certificate of incorporation or with Delaware law. Our board of directors, without stockholder approval, could issue preferred stock which would negatively affect the voting and other rights of the holders of our common stock.

         As of the date of this prospectus, our board has designated series A-G preferred stock. Only the series E and series G preferred stock have not been fully converted.

SERIES E PREFERRED STOCK

         Our Board of Directors has authorized the issuance of a series of preferred stock, designated as series E preferred stock, and consisting of 25,000 shares. Each share of series E preferred stock has a stated value of $100. A certificate of designation filed with the secretary of state of Delaware governs the terms and conditions of the series E preferred stock. The following is a brief description of key terms of the series E preferred stock.

         Dividends.

          o The holders of the shares of our series E preferred stock are entitled to receive, when and as declared by our Board, dividends at the yearly rate of six percent of the purchase price, payable, at the discretion of our Board, in common stock or cash.

          o Dividends will accrue on each share of the series E Preferred Stock from the date of initial issuance and be cumulative, whether or not we have profits, surplus or other funds legally available for the payment of dividends.

          o All accrued dividends shall be immediately due and payable on the date of conversion of such shares of series E preferred stock into our common stock.

         Preferences on liquidation.

         o In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of our series E preferred stock then outstanding shall be entitled to be paid, out of our assets available for distribution to our stockholders, an amount per share of series E preferred stock as would have been payable had each such share been converted into common stock immediately prior to such event of liquidation, dissolution or winding up plus all accrued dividends and liquidated damages, if any ("Liquidation Preference").

         o If upon our liquidation, dissolution, or winding up, our assets available for distribution to our stockholders shall be insufficient to pay the holders of the series E preferred stock the full Liquidation Preference, the holders of the series E preferred stock shall all share in any distribution of assets, each getting a relative share of the distribution based on their relative holdings of the series E preferred stock.

         Conversion rights.

         o The holders of the shares of our series E preferred stock may convert each share of preferred stock into shares of our common stock at a conversion rate determined by dividing $100, by the lesser of:

                  (a)      the average of:

                                    (i)     the three lowest closing bid prices
                                            of our common stock for the lookback
                                            period (i.e. the 30 trading days
                                            preceding the date on which the
                                            holder of the series E preferred
                                            stock has sent us a notice of
                                            conversion); and

                                    (ii)    the converting stockholder's choice
                                            of any five consecutive closing bid
                                            prices of our common stock during
                                            the lookback period; or

                  (b) the closing bid of our common stock on March 16, 1999 (adjusted upward to take into effect the stock split).

         o The certificate of designation of the series E preferred stock provides that on each conversion date of the series E preferred stock, the number of shares of common stock to be issued to each holder, when added to other shares owned by the holder, will not exceed 9.99% of the shares of our common stock outstanding on that conversion date.

         o No fractional shares of our common stock shall be issued upon conversion of the series E preferred stock. In lieu of any fractional shares to which the holder would otherwise be entitled, we shall pay cash.

         Forced conversion.

         o On March 16, 2001, all outstanding shares of the series E preferred stock shall be automatically converted into shares of common stock.

         o We may force a conversion of the series E preferred stock if we sell our common stock in a pubic offering.

         Redemption.

         o We may redeem any or all of the outstanding shares of our series E preferred stock on any date set for such redemption by our board.

         o The redemption price for each share of series E preferred stock, to be paid in cash on the date of redemption, is set forth in the certificate of designation for the series E preferred stock.

         o We will give written notice to the holder of series E preferred stock at least 5 days prior to the date specified for redemption. If we fail to pay the redemption price on the date of redemption, the redemption notice shall be null and void and we will lose our rights to serve a notice of redemption in the future.

         No voting rights.

         Unless required by law, the holders of the series E preferred stock will not be entitled to vote upon any matter relating to our business or affairs or for any other purpose.

         So long as any shares of series E preferred stock are outstanding, we will not

                  (a) alter or change any of the powers preferences, privileges, or rights of the series E preferred stock; or

                  (b) amend the provisions of the certificate of designation changing the seniority, liquidation, conversion or other rights of the series E preferred stock,

without first obtaining the approval of the holders of at least a majority of the outstanding shares of series E preferred stock.

SERIES G PREFERRED STOCK

         Our Board of Directors has authorized the issuance of a series of preferred stock, designated as series G preferred stock, and consisting of 25,000 shares. Each share of series G preferred stock has a stated value of $100. A certificate of designation filed with the secretary of state of Delaware governs the terms and conditions of the series G preferred stock. The following is a brief description of key terms of the series G preferred stock.

         Dividends.

         o The holders of the shares of our series G preferred stock are entitled to receive, when and as declared by our Board, dividends at the yearly rate of six percent of the purchase price, payable, at the discretion of our Board, in common stock or cash.

         o Dividends will accrue on each share of the series G Preferred Stock from the date of initial issuance and be cumulative, whether or not we have profits, surplus or other funds legally available for the payment of dividends.

         o All accrued dividends shall be immediately due and payable on the date of conversion of such shares of series G preferred stock into our common stock.

         Preferences on liquidation.

         o In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of our series G preferred stock then outstanding shall be entitled to be paid, out of our assets available for distribution to our stockholders, an amount per share of series G preferred stock as would have been payable had each such share been converted into common stock immediately prior to such event of liquidation, dissolution or winding up plus all accrued dividends and liquidated damages, if any ("Liquidation Preference").

         o If upon our liquidation, dissolution, or winding up, our assets available for distribution to our stockholders shall be insufficient to pay the holders of the series G preferred stock the full Liquidation Preference, the holders of the series G preferred stock shall all share in any distribution of assets, each getting a relative share of the distribution based on their relative holdings of the series G preferred stock.

         Conversion rights.

         o The holders of the shares of our series G preferred stock may convert each share of preferred stock into shares of our common stock at a conversion rate determined by dividing $100, by the lesser of:

                  (a)      2.6875; or

                  (b) the average of the two lowest closing bid prices of our common stock for the lookback period (i.e. the 20 trading days preceding the date on which the holder of the series G preferred stock has sent us a notice of conversion, increased by two trading days on the last trading day of each month, beginning at the end of April 2000, up to a maximum of 30 trading days).

         o The shares of preferred stock may not be converted until the earlier of (i) the ninetieth day after the first closing of the issuance of the preferred stock and (ii) the effective date of the registration statement, and thereafter only one-third of a holder's acquired shares of preferred stock may be converted, on a cumulative basis, during each 30 day period.

         o The certificate of designation of the series G preferred stock provides that on each conversion date of the series G preferred stock, the number of shares of common stock to be issued to each holder, when added to other shares owned by the holder, will not exceed 4.99% of the shares of our common stock outstanding on that conversion date (more than 9.99% with respect to each holder which owned more than 4.99% of the company's outstanding common stock on December 29, 1999).

         o No fractional shares of our common stock shall be issued upon conversion of the series G preferred stock. In lieu of any fractional shares to which the holder would otherwise be entitled, we shall pay cash.

         Forced conversion.

         o On December 29, 2001, all outstanding shares of the series G preferred stock shall be automatically converted into shares of common stock.

         o We may force a conversion of the series G preferred stock if we sell our common stock in a pubic offering.

         Redemption.

         o We may redeem any or all of the outstanding shares of our series G preferred stock on any date set for such redemption by our board.

         o The redemption price for each share of series G preferred stock, to be paid in cash on the date of redemption, is set forth in the certificate of designation for the series G preferred stock.

         o We will give written notice to the holder of series G preferred stock at least 5 days prior to the date specified for redemption. If we fail to pay the redemption price on the date of redemption, the redemption notice shall be null and void and we will lose our rights to serve a notice of redemption in the future.

         No voting rights.

         Unless required by law, the holders of the series G preferred stock will not be entitled to vote upon any matter relating to our business or affairs or for any other purpose.

         So long as any shares of series G preferred stock are outstanding, we will not

                  (a) alter or change any of the powers preferences, privileges, or rights of the series G preferred stock; or

                  (b) amend the provisions of the certificate of designation changing the seniority, liquidation, conversion or other rights of the series G preferred stock,

without first obtaining the approval of the holders of at least a majority of the outstanding shares of series G preferred stock.

TRANSFER AGENT AND WARRANT AGENT

         Continental Stock Transfer & Trust Company, New York, New York is the transfer agent for our common stock and Warrant Agent for our Class A Warrants.

DELAWARE TAKEOVER STATUTE AND CERTAIN CHARTER PROVISIONS

         We are subject to section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.

         Our certificate of incorporation that vacancies on the board of directors may be filled only with the approval of a majority of the board then in office.

         Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders may be taken only at an annual or special meeting of the stockholders. These provisions, could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities, since special meetings of stockholders may be called only by the board or upon written request by the holders of at least 50% of the voting power of all the shares entitled to vote or the chairman or the president.

         These provisions, which may be amended only by a 75% vote of the stockholders, could make it more difficult for a third party to change the board
 . Also, these provisions could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire an interest in the company which is less than a majority of the stock of the company and may make more difficult or discourage a takeover of the company.

                              PLAN OF DISTRIBUTION

         The selling stockholders and their pledges, donees, transferees and other subsequent owners, may offer their shares of our common stock at various times in one or more of the following transactions:

          o on any U.S. securities exchange on which our common stock may be listed at the time of such sale;
          o    in the over-the-counter market;
          o    in privately negotiated transactions;
          o    in connection with short sales;
          o    in a combination of any of the above transactions.

         The selling stockholders may offer their shares of common stock at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may also sell the shares under Rule 144 instead of under this prospectus, if Rule 144 is available for those sales.

         The transactions in the shares covered by this prospectus may be effected by one or more of the following methods:

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers;
         o purchases by a broker or dealer as principal, and the resale by that broker or dealer for its account under this prospectus, including resale to another broker or dealer;
         o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; or
         o negotiated transactions between selling stockholders and purchasers without a broker or dealer.

         The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be deemed to be underwriters. Any commissions or profits they receive on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus.

         We have advised the selling stockholders that during the time each is engaged in distributing shares covered by this prospectus, each must comply with the requirements of the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. Under those rules and regulations, they:

         o may not engage in any stabilization activity in connection with our securities;
         o must furnish each broker which offers common stock covered by this prospectus with the number of copies of this prospectus which are required by each broker; and
         o may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

         In the registration rights agreement we executed in connection with the series F transaction with the selling stockholders we agreed to indemnify and hold harmless each selling stockholder against liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact, unless made or omitted in reliance upon written information provided to us by that selling stockholder. We have agreed to bear the expenses incident to the registration of the shares, other than selling discounts and commissions.

         We agreed in the registration rights agreement to use our best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of

         o the date that all of the registrable securities have been sold pursuant to the registration statement;

         o the date the Selling Stockholders may sell all the Shares under the provisions of Rule 144 without limitations; or

         o        February 12, 2005.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law.

         Our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission.

         We have purchased a directors and officers liability and reimbursement policy that covers liabilities of our directors and officers arising out of claims based upon acts or omissions in their capacities as directors and officers.

         We maintain a directors and officers liability policy with National Union Fire Insurance that contains a combined limit of liability of $5,000,000 per policy year.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

         Parker Chapin Flattau & Klimpl, LLP, New York, New York reviewed and confirmed for us the validity of the securities being registered in this prospectus. Melvin Weinberg, Esq., a member of Parker Chapin Flattau & Klimpl, LLP, may be deemed the beneficial owner of 50,000 shares of our common stock as a result of his being a trustee of each of the two family trusts formed by the Co-Chief Executive Officers of the company.

                                     EXPERTS

         Our financial statements incorporated in this prospectus by reference to the our Annual Report on Form 10-KSB as of December 31, 1998 and for each of the years in the two-year period ended December 31, 1998 have been audited by Richard A. Eisner & Company, LLP, independent auditors, as set forth in their report dated February 20, 1999 (with respect to Note A[1] March 19, 1999) accompanying such financial statements, and are incorporated herein by reference in reliance upon the report given on the authority of Richard A Eisner & Company, LLP, as experts in accounting and auditing.



------------------------------------------------------                            -----------------------------------------------

         WE HAVE NOT AUTHORIZED ANY DEALER,
SALESPERSON OR ANY OTHER PERSON TO GIVE ANY
INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN
THIS PROSPECTUS. YOU MUST NOT RELY ON ANY
UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT
OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION
WHERE IT IS UNLAWFUL. THE INFORMATION IN THIS
PROSPECTUS IS CURRENT AS OF JANUARY 21, 2000.                                             1,077,600 SHARES OF COMMON STOCK







                   TABLE OF CONTENTS

                                                  PAGE

RISK FACTORS........................................4
INFORMATION REGARDING FORWARD-LOOKING
   STATEMENTS......................................11
WHERE YOU CAN FIND MORE INFORMATION
   ABOUT US........................................12
USE OF PROCEEDS....................................12
DIVIDEND POLICY....................................12
DILUTION...........................................13
SELLING STOCKHOLDERS...............................14                                                 PROSPECTUS
DESCRIPTION OF PRIVATE PLACEMENT
   TRANSACTION.....................................17
DESCRIPTION OF SECURITIES..........................17
PLAN OF DISTRIBUTION...............................20
INDEMNIFICATION FOR SECURITIES ACT
   LIABILITIES.....................................24
LEGAL MATTERS......................................24                                             _____________ __, 2000
EXPERTS............................................24








------------------------------------------------------                            -----------------------------------------------

                                                      PART II

                                      INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses payable in connection with the issuance and distribution of the securities being registered under this Registration Statement which will be paid by the company. The Selling Stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.

    Filing fee for registration statement.......................$      177.39
    Legal and accounting fees and expenses......................$   15,000.00
    Miscellaneous expenses......................................$      500.00
                                                                ===============-
         Total..................................................$   15,677.39

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as our company, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

         The Ninth Article of the company's Certificate of Incorporation, as amended provides that the company shall indemnify all persons whom the company shall have the power to indemnify under Section 145 to the fullest extent permitted by such Section 145. In addition, Article Eighth of the company's Certificate of Incorporation provides, in general, that no director of the company shall be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides that, under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL's provisions regarding the payment of dividends or stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

         Section 11.2 of the Subscription Agreement (Exhibit 4.1) provides for indemnification by the Investors of the directors, officers and controlling person of the company for certain liabilities, including certain liabilities under the Securities Act of 1933, under certain circumstances.

         The company maintains primary and excess directors and officers liability policies in an aggregate amount of $5,000,000 per policy year.

ITEM 16.  EXHIBITS.


Number                     Description of Exhibit
------                     ----------------------
4.1 (1)                    6% Series F Convertible Preferred Stock Subscription Agreement, dated as of
                           August 13, 1999, as amended
4.2 (2)                    Amendment Agreement, dated as of August 19, 1999
4.3 (1)                    Certificate of Designation of Series F Preferred Stock
4.4 (1)                    Form of Warrant issued pursuant to the August 13, 1999 Subscription Agreement
4.5 (1)                    Registration Rights Agreement dated as of August 13, 1999
5.1 (3)                    Opinion of Parker Chapin Flattau & Klimpl, LLP
23.1 (4)                   Consent of Richard A. Eisner & Company, LLP
23.2 (3)                   Consent of Parker Chapin Flattau & Klimpl, LLP
24.1 (3)                   Power of Attorney


-------------------

(1) Filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, and incorporated herein by reference.
(2) Filed with the Company's registration statement on Form S-3, Registration No. 333-86887, and incorporated herein by reference.
(3) Included as an exhibit with the original filing of this registration statement, and incorporated herein by reference.
(4)  Filed herewith.

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

         The undersigned small business issuer hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack, State of New Jersey on January 28, 2000.

                                    OBJECTSOFT CORPORATION


                           By:       /s/ David E. Y. Sarna
                                     ---------------------
                                      David E.Y. Sarna
                                      Chairman of the Board, Co-Chief
                                      Executive Officer, Secretary and Director


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


         Signature                                   Title                                Date
         ---------                                   -----                                ----

        /s/ David E.Y. Sarna            Chairman of the Board, Co-Chief                 January 28, 2000
-----------------------------           Executive Officer, Secretary and
          David E.Y. Sarna              Director
                                        (Principal Executive Officer,
                                        Principal Financial Officer and
                                        Principal Accounting Officer)


              *                         President,    Co-Chief    Executive             January 28, 2000
-----------------------------           Officer,   Treasurer  and  Director
          George J. Febish              (Principal Executive Officer)




             *                          Director                                        January 28, 2000
---------------------------
          Michael A. Burak



             *                          Director                                        January 28, 2000
---------------------------
           Daniel E. Ryan



     *By: /s/ David E.Y. Sarna
          -------------------------
          David E.Y. Sarna
          Attorney-in-Fact

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  -------------





                     EXHIBITS TO AMENDMENT NO. 1 TO FORM S-3


                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933


                                  -------------







OBJECTSOFT CORPORATION
(EXACT NAME OF ISSUER AS SPECIFIED
IN ITS CHARTER)

                                  EXHIBIT INDEX
                                  -------------


Number                     Description of Exhibit
------                     ----------------------

4.1 (1)                    6% Series F Convertible Preferred Stock Subscription Agreement, dated as of
                           August 13, 1999, as amended
4.2 (2)                    Amendment Agreement, dated as of August 19, 1999
4.3 (1)                    Certificate of Designation of Series F Preferred Stock
4.4 (1)                    Form of Warrant issued pursuant to the August 13, 1999 Subscription Agreement
4.5 (1)                    Registration Rights Agreement dated as of August 13, 1999
5.1 (3)                    Opinion of Parker Chapin Flattau & Klimpl, LLP
23.1 (4)                   Consent of Richard A. Eisner & Company, LLP
23.2 (3)                   Consent of Parker Chapin Flattau & Klimpl, LLP
24.1 (3)                   Power of Attorney


-------------------

(1) Filed with the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, and incorporated herein by reference.
(2) Filed with the Company's registration statement on Form S-3, Registration No. 333-86887, and incorporated herein by reference.
(3) Included as an exhibit with the original filing of this registration statement, and incorporated herein by reference.
(4)  Filed herewith.